UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 26, 2006

SUPERGEN, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27628	91-1841574
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4140 Dublin Blvd., Suite 200

Dublin, CA 94568

(Address of principal executive offices, including zip code)

(925) 560-0100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

On January 27, 2006, SuperGen, Inc., a Delaware corporation (“SuperGen”) announced that it has entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) by and among SuperGen, King’s Peak Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of SuperGen (“Merger Sub”), Montigen Pharmaceuticals, Inc., a Delaware corporation (“Montigen”) and certain other parties, pursuant to which Merger Sub will be merged with and into Montigen (the “First Merger”), and, as part of the same overall transaction, the surviving entity of the First Merger will be merged with and into SuperGen (the “Merger”).  The aggregate value of the transaction is $40.0 million.  The purchase price will be paid in $9.0 million in cash and $9.0 million in shares of SuperGen common stock upon the closing of the transaction, and an additional $22.0 million in shares of SuperGen common stock contingent upon the achievement of specific regulatory milestones.

The transaction has been approved by both companies’ boards of directors.  Completion of the transaction is subject to approval by the Montigen stockholders, customary closing conditions, and the issuance of a permit from the Commissioner of Corporations for the State of California so that the issuance of shares of SuperGen common stock in the Merger will be exempt from registration under the Securities Act of 1933.

A copy of the Merger Agreement will be filed with the next periodic report.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

99.1	Press Release, dated January 27, 2006, announcing the signing of the Merger Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERGEN, INC.

By:	/s/ MICHAEL MOLKENTIN
Michael Molkentin Chief Financial Officer

Date:  January 31, 2006

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated January 27, 2006, announcing the signing of the Merger Agreement.